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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to Registration Statement No.333-120184 of Ninetowns Digital World Trade Holdings Limited on Form F-1 of our report dated June 10, 2004, except for Note 17 which is dated November 9, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to an adoption of an accounting principle and the translation of Renminbi into United States dollars for the convenience of the reader) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected financial information and other data", "Summary financial information and other data" and "Experts" in such Registration Statement.



/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong
November 18, 2004